Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-161611 and 333-161615, Form S-3 Nos. 333-195887 and 333-195921) of CareFusion Corporation of our report dated August 9, 2013, with respect to the consolidated financial statements and schedule of CareFusion Corporation, for the year ended June 30, 2013, included in this Annual Report (Form 10-K) for the year ended June 30, 2014.

/s/ Ernst & Young LLP
San Diego, California
August 11, 2014